Exhibit 99.1

TALOS ENERGY ANNOUNCES COMMENCEMENT OF ZAMA APPRAISAL PROGRAM

Houston, December 3, 2018 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announced today that the Zama-2 appraisal well was spud on Thursday, November 29, 2018. The spudding of the Zama-2 well marks the commencement of the Zama discovery appraisal program, which will consist of three reservoir penetrations, including two wells and one sidetrack.

The first well, the Zama-2, will be drilled to the north of the Zama discovery well and will look to confirm the oil water contact and collect information to better understand the reservoir’s aquifer support. The Zama-2 well will also be deepened approximately 500 meters below the Zama reservoir to test the Marte exploration prospect. This will then be followed by an up-dip vertical sidetrack from the main bore hole, which will be cored and a drill stem test (“DST”) will be performed, which is expected in the second quarter of 2019.

The second appraisal well, Zama-3, will be drilled to the south of the original discovery well and will help delineate reservoir continuity and quality in the southern part of the field and will be cored to be better understand the reservoir geology.

The appraisal program is expected to be completed by mid-year 2019.

The Ensco 8503 rig is contracted and will be utilized for the entirety of the appraisal program. Talos is also working with several local Mexican suppliers who support the operations with many critical services, including shore base support, casing supply, anchor handling, helicopters, and communications, amongst others. Additionally, engineering professionals from McDermott’s Mexico City office are assisting in the pre-FEED analysis of the potential development options post-appraisal. Overall, Talos and its partners plan to spend approximately $250 million, excluding contingencies, in Mexico during this appraisal program while exceeding the National Content requirements of the contract through the exploration and appraisal phase.

Talos Energy’s President and Chief Executive Officer, Timothy S. Duncan, commented, “We are excited to enter this phase of the Zama project with our partners. We are also very pleased with the new partnerships formed with local Mexican suppliers. There is a significant amount of Mexican presence in our workforce in the Zama project, both on the rig and in the local communities that support offshore operations and we are proud of the impact this project will have in the local Mexican economy. The timing of the commencement of the appraisal program will allow us to stay on track of our goal, which is to achieve initial production from the Zama discovery in 2022.”

Talos is the operator of Block 7 offshore Mexico, which includes Zama, with a 35% participating interest (“PI”). Premier Oil (25% PI) and Sierra Oil & Gas (40% PI) are Talos’s partners in Block 7.

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002
US 5969150

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could cause actual results to differ materially from the Company’s forward-looking statements include, among other things, those that relate to the Company’s ability to realize anticipated benefits from the Zama project as well as those incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs, such as commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks discussed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other filings with the United States Securities and Exchange Commission. Unless required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002